Company contacts:
Bob Blair
Investor Relations
949.672.7834
robert.blair@wdc.com

Steve Shattuck
Public Relations
949.672.7817
steve.shattuck@wdc.com

FOR IMMEDIATE RELEASE:

WD® TO MOVE STOCK LISTING TO NASDAQ

IRVINE, Calif. – May 21, 2012 – Western Digital Corp. (NYSE: WDC) today announced that it is transferring its stock exchange listing to NASDAQ Global Select Market from the New York Stock Exchange. WD shares will begin trading on the NASDAQ exchange beginning June 1, 2012, and the ticker symbol will remain WDC.

“This is part of a new beginning for the new WD following our recent acquisition of HGST to become one of the world’s leading storage solutions providers,” said John Coyne, chief executive officer. “WD is focused on achieving sustained profitable growth and delivering value to our customers and shareholders. Listing our shares with NASDAQ provides us with a cost-effective stock listing and excellent services and public exposure.”

About WD

WD, a storage industry pioneer and long-time leader, provides products and services for people and organizations that collect, manage and use digital information. The company designs and produces reliable, high-performance hard drives and solid state drives that keep users’ data accessible and secure from loss. Its storage technologies serve a wide range of host applications including client and enterprise computing, embedded systems and consumer electronics, as well as its own storage systems. Its home entertainment products enable rich engagement with stored digital content.

WD was founded in 1970. The company’s products are marketed to leading OEMs, systems manufacturers, selected resellers and retailers under the Western Digital®, WD® and HGST™ brand names. Visit the Investor section of the company’s website (www.westerndigital.com) to access a variety of financial and investor information.

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Western Digital, WD and the WD logo are registered trademarks of Western Digital Technologies, Inc. All other trademarks mentioned herein belong to their respective owners.